As filed with the U.S. Securities and Exchange Commission on January 22, 2026

Registration No. 333-283771

Registration No. 333-284023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEARABLE DEVICES LTD.

(Exact name of Registrant as specified in its charter)

Israel	3873	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5 Ha-Tnufa St.

Yokne’am Illit, 2066736, Israel

Telephone: +972.4.6185670

 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mudra Wearable, Inc.

24A Trolley Square #2203

Wilmington, DE 19806

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Oded Har-Even, Esq.	Reut Alfiah, Adv.
Howard E. Berkenblit, Esq.	Gal Cohen, Adv.
Sullivan & Worcester LLP	Sullivan & Worcester
1251 Avenue of the Americas	Tel-Aviv (Har-Even & Co.)
New York, NY 10020	HaArba’a Towers
Tel: 212.660.3000	28 HaArba’a St.
North Tower, 35th Floor
Tel-Aviv, Israel 6473925
T +972.74.758.0480

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment No. 2”) relates to the registration statements on Form F-1 (collectively, the “Registration Statements”) filed by Wearable Devices Ltd., a corporation incorporated under the laws of the State of Israel (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement on Form F-1 (File No. 333-283771), pertaining to the resale by a certain selling shareholder identified therein of up to an aggregate of 205,500 ordinary shares, no par value per share (the “Ordinary Shares”) of the Registrant.

●

Registration Statement on Form F-1 (File No. 333-284023), pertaining to the resale by a certain selling shareholder identified therein of up to an aggregate of to 625,000 Ordinary Shares of the Registrant.

Registration Statement No. 333-283771

On November 27, 2024, the Registrant entered into a securities purchase agreement, (the “November Purchase Agreement”) pursuant to which it agreed to sell and issue to a certain investor in a registered direct offering 63,000 Ordinary Shares and 142,500 pre-funded warrants to purchase up to 142,500 Ordinary Shares, and in a concurrent private placement, 205,500 warrants to purchase up to 205,500 Ordinary Shares (the “November Warrants”).

Under the terms of the November Purchase Agreement, the Registrant agreed with the investor to register for resale the Ordinary Shares underlying the November Warrants. As a result, the Registrant filed with the SEC the Registration Statement on Form F-1 for the resale of the Ordinary Shares underlying the November Warrants (the “First Registration Statement”).

The Registrant undertook to cause the First Registration Statement to remain effective under the Securities Act of 1933, as amended (the “Securities Act”), until the date which is three years after the date that such registration statement was declared effective by the SEC or such earlier date when all the Ordinary Shares underlying the November Warrants have been sold or all such shares may be sold without volume or other restrictions pursuant to Rule 144 promulgated under the Securities Act. The Registrant’s commitment to keep the First Registration Statement effective has expired due to the sale by the selling shareholder of all the Ordinary Shares underlying the November Warrants.

Registration Statement No. 333-284023

On January 30, 2025, the Registrant entered into a securities purchase agreement, (the “January Purchase Agreement”) pursuant to which it sold to the same investor in a “best efforts” public offering 86,250 Ordinary Shares and 538,750 pre-funded warrants to purchase up to 538,750 Ordinary Shares, and 625,000 warrants to purchase up to 625,000 Ordinary Shares (the “January Warrants”).

Under the terms of the January Purchase Agreement, the Registrant agreed with the investor to register for public resale of the Ordinary Shares underlying the January Warrants. As a result, the Registrant filed with the SEC the Resignation Statement on Form F-1 for the resale of the Ordinary Share underlying the January Warrants (the “Second Registration Statement”).

The Registrant undertook to cause the Second Registration Statement to remain effective under the Securities Act until the date which is three years after the date that such registration statement was declared effective by the SEC or such earlier date when all the Ordinary Shares underlying the January Warrants have been sold or all such shares may be sold without volume or other restrictions pursuant to Rule 144 promulgated under the Securities Act, has lapsed on the third anniversary of the Second Registration Statement. The Registrant’s commitment to keep the Second Registration Statement effective has expired due to the sale by the selling shareholder of all the Ordinary Shares underlying the January Warrants.

In connection with the above, the Registrant terminated all offerings of the Ordinary Shares pursuant to each of the Registration Statements under the Securities Act. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any Ordinary Shares which remain unsold at the termination of the offering, the Registrant hereby removes from registration all Ordinary Shares registered under the Registration Statements that remain unsold as of the date hereof, if any, and terminates the effectiveness of each of the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this post-effective amendment to the registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokne’am Illit, Israel, on January 22, 2026.

Wearable Devices Ltd.

By:	/s/ Asher Dahan
Asher Dahan
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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